Exhibit 99.1

Ignite Proteomics Announces Collaboration with Inova Health on a Biomarker Study for Late-Stage Cancers

The First Precision Oncology Trial to Use a Functional Proteomics and Phosphoproteomics Assay for Treatment Decision Making in a Pan-Tumor Study

Golden, CO – September 10, 2025

Ignite Proteomics LLC, a subsidiary of IMAC Holdings, Inc. (OTCQB: BACK), today announced that it has entered into a research collaboration with Inova Health to apply Ignite’s Reverse Phase Protein Array (RPPA) technology to tumor samples from patients, primarily with late-stage gastrointestinal cancers. The data provided from the analysis by RPPA will be used to help oncologists select from multiple treatment options where no current guidance is available.

Under the agreement, Ignite will analyze up to 600 tumor samples to generate actionable biomarker data across a panel of cancer-relevant drug target proteins, including HER2, RET, MHC-II, EGFR, TROP2, AKT, ERK, and others. Results will be provided to Inova’s Molecular Tumor Board to assess therapy response and resistance in gastrointestinal cancers based on specific protein or phosphor-protein levels.

“This collaboration with Inova underscores the expanding applications of our RPPA technology in solid tumors,” said Faith Zaslavsky, President and CEO of Ignite Proteomics. “By partnering with Inova’s Molecular Tumor Board, we aim to accelerate precision medicine approaches for patients with gastrointestinal cancers.”

“At Inova, our mission is to bring the most advanced science into the clinic for patients who have run out of standard options” said Timothy Cannon, MD, Director of the Molecular Tumor Board and Co-Director of the Gastrointestinal Cancer Program at Inova. “This collaboration gives our Molecular Tumor Board a new lens—a direct measure of the activity of the protein drug targets themselves that you cannot get from genomics analysis. This key missing information could better help guide treatment decisions in late-stage cancers, where every additional month of effective therapy matters.”

While specific financial terms were not disclosed, the agreement represents one of the most significant research services collaborations to date for Ignite Proteomics and is expected to contribute meaningfully to the Company’s 2025 revenue.

About Ignite Proteomics

Ignite Proteomics, a subsidiary of IMAC Holdings, delivers pathway-level protein analytics to guide precision oncology. Operating a CLIA-certified, CAP-accredited laboratory, Ignite’s clinical RPPA assay quantifies 32 phospho- and total-protein biomarkers from minute biopsy material, with many more in research stages, enabling oncologists and drug developers to match patients with the most effective targeted and immune therapies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected scope, timeline, and potential outcomes of the collaboration with Inova. Forward-looking statements are based on current assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that could affect actual results include, among others, the successful completion of the research project, and the validity and reproducibility of study data. Except as required by law, IMAC Holdings undertakes no obligation to update forward-looking statements contained herein to reflect events or circumstances after the date of this release.

Investor & Media Contact

investors@imacholdings.com | www.igniteproteomics.com